EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Jamie Harper	Dena Cook
VP Finance & Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2007 RESULTS

Q1 Total Revenue of $20.0 million

Q1 GAAP Net Income of $3.1 million

Non-GAAP Q1 Diluted Earnings Per Share excluding Stock-Based Compensation Expense $0.16

LOS ANGELES - April 19, 2007 - Stamps.com(R) Inc. (Nasdaq: STMP) today announced results for the first quarter ended March 31, 2007.

For the first quarter:

•	Total revenue was $20.0 million, a decrease of 3% versus the first quarter of 2006.

•	Total PC Postage(R) business revenue (excluding only the PhotoStamps(R) business) was $16.8 million, an increase of 1% for that business versus the first quarter of 2006.

•
PC Postage business subscription revenue was $13.7 million and online store revenue was $2.4 million, up 2% and down 1%, respectively, versus the first quarter of 2006. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	Total gross margin was 73% versus 71% in the first quarter of 2006.

•	PC Postage business gross margin was 81% versus 79% in the first quarter of 2006, and PhotoStamps gross margin was 34% versus 37% in the same quarter last year.

•	Approximately 189 thousand sheets of PhotoStamps were shipped, resulting in $3.2 million total first quarter PhotoStamps revenue, a decrease of 18% versus the first quarter of 2006.

•
GAAP net income was $3.1 million, or $0.14 per fully diluted share, including approximately $0.46 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

•	Excluding the FASB Statement 123R expenses, non-GAAP net income per fully diluted share was $0.16, a decrease of 8% versus 2006 first quarter non-GAAP net income per fully diluted share of $0.17.

“In light of a very large increase in our first quarter sales & marketing investment in our PC Postage business line, we continued to show strong results and are pleased with our first quarter earnings,” said Ken McBride, Stamps.com president and CEO. “We expect to continue to make a large investment in PC Postage marketing this year consistent with, or higher than, our prior expectations. For PhotoStamps, as we came off the highest marketing spend ever in the fourth quarter last year, we expected to see greater momentum from that spend and, based on those expectations, we pulled back on our marketing spend level during the first half of the quarter. We ramped our PhotoStamps marketing spend later in the quarter but the momentum did not meet our expectations and the spend for the quarter ended down significantly versus last year. While we expect to ramp marketing spend in the second quarter and beyond, we do feel that we are facing a tougher challenge with PhotoStamps growth this year than we did last year.”

First Quarter 2007 Detailed Results

Stamps.com reported 2007 first quarter GAAP net income of $3.05 million, including approximately $0.46 million, or approximately $0.02 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2007 first quarter GAAP net income was $0.14 based on fully diluted shares outstanding of 22.3 million. The $0.46 million stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$5.29	$0.08	$5.37
Research & Development	$2.00	$0.15	$2.15
Sales & Marketing	$7.76	$0.07	$7.83
General & Administrative	$2.59	$0.16	$2.75
Total Expenses	$17.63	$0.46	$18.09

Total gross margin	73.6%	(0.4%)	73.2%

Net Income	$3.52	($0.46)	$3.05

On a diluted per share basis	$0.16	($0.02)	$0.14

Shares used in per share calculation	22,326	22,326	22,326

Excluding the FASB Statement 123R expense, 2007 first quarter non-GAAP net income was $3.52 million. On a per share basis, 2007 first quarter non-GAAP net income per fully diluted share was $0.16 based on fully diluted shares outstanding of 22.3 million. This compares to 2006 first quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.17. Thus, non-GAAP first quarter diluted earnings per share excluding 123R-related expenses were down 8% versus the same quarter last year.

PhotoStamps

During the first quarter, approximately 189 thousand sheets were shipped to customers. Since the beginning of the second market test in May 2005, approximately 1.8 million sheets, or more than 35 million individual PhotoStamps, have been shipped to customers. Total first quarter PhotoStamps revenue was $3.2 million, a decrease of 18% versus revenue of $3.9 million in the first quarter of 2006. Estimated total sales and marketing expenses directly related to PhotoStamps exceeded PhotoStamps gross profits for the first quarter.

New Products

Stamps.com today announced the launch of version 6.2 of its PC Postage software. The new software, which is available at no charge to all existing and new Stamps.com customers as part of their regular service cost, includes support for all new US Postal Service mailing & shipping rates that are set to take effect on May 14, 2007. Version 6.2 also includes enhancements to the look of postage printed on envelopes with smaller bar codes, and it includes other improvements. In addition, all new USPS rates are available today for PhotoStamps at www.photostamps.com.

Business Outlook

Following the first quarter outcome for PhotoStamps, Stamps.com currently expects total fiscal 2007 revenue to be $87 to $97 million. Stamps.com expects to continue to make a large investment in PC Postage marketing this year consistent with, or higher than, our prior expectations. Based on this, we now expect our fiscal 2007 GAAP net income per share to be $0.67 to $0.77, including approximately $2.4 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2007 net income per fully diluted share is expected to be $0.77 to $0.87.

Share Repurchase

On November 3, 2006 Stamps.com Inc.'s Board of Directors approved a one-year share repurchase program authorizing the Company to purchase up to $20 million of Stamps.com stock as market and business conditions warrant (the “November 2006 Program”). During the first quarter of 2007 the Company purchased approximately 370 thousand shares for a total amount of $5.3 million under the November 2006 Program. A total amount of $12.0 million has been purchased to date under the November 2006 Program.

On February 8, 2007, Stamps.com Inc.'s Board of Directors approved an additional share repurchase program authorizing the Company to purchase up to $20 million of Stamps.com stock as market and business conditions warrant (the “February 2007 Program”). The February 2007 Program will commence when the November 2006 Program is completed and will expire one year from its commencement date. .

Share purchases may be made from time to time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past two fiscal years and for the current quarter is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics, Current Metrics).

Net Operating Loss Shareholder Notice

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more five-percent shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. We estimate that, as of December 31, 2006 the Company was at approximately 25% compared with the 50% level that would trigger impairment of our NOL asset. As part of our ongoing program to preserve future use of our NOL assets, Stamps.com requests that all investors contact the Company prior to allowing their ownership interest to reach a five-percent level.

Quarterly Conference Call

The Stamps.com financial results conference call will be Web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the Web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the second market test in May 2005, more than 35 million individual PhotoStamps have been shipped to customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its third phase market test, with an initial authorization for one year through May 16, 2007 and an option for the Postal Service(TM) to extend the test for a second year. Photo NetStamps are available under the same market test as PhotoStamps.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

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STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2007	2006
Revenues:
Service	$13,661	$13,457
PhotoStamps	3,176	3,860
Product	2,358	2,393
Other	827	832
Total revenues	20,022	20,542
Cost of revenues:
Service	2,343	2,614
PhotoStamps	2,083	2,421
Product	799	753
Other	141	143
Total cost of revenues	5,366	5,931
Gross profit	14,656	14,611
Operating expenses:
Sales and marketing	7,831	6,824
Research and development	2,145	2,339
General and administrative	2,747	3,157
Total operating expenses	12,723	12,320
Income from operations	1,933	2,291
Other income, net:
Interest income	1,213	1,078
Total other income, net	1,213	1,078
Pre-tax income	3,146	3,369
Provision for income taxes	92	12
Net income	$3,054	$3,357
Net income per share:
Basic	$0.14	$0.14
Diluted	$0.14	$0.14
Weighted average shares outstanding:
Basic	21,892	23,268
Diluted	22,326	24,386

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006

ASSETS
Cash and investments	$103,750	$106,074
Trade accounts receivable	2,392	2,365
Other accounts receivable	991	671
Other current assets	2,160	2,095
Property and equipment, net	4,716	5,084
Intangible assets, net	1,682	1,956
Other assets	3,204	3,305
Total assets	$118,895	$121,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,554	$11,015
Total liabilities	9,554	11,015

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	619,635	618,664
Treasury Stock	(35,738)	(30,429)
Accumulated deficit	(474,167)	(477,221)
Unrealized loss on investments	(436)	(526)
Total stockholders' equity	109,341	110,535
Total liabilities and stockholders' equity	$118,895	$121,550
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